Exhibit 99.1 - Supplemental Financial Information – First fiscal quarter ended December 30, 2018.

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

13 Weeks Ended (unaudited)
	December 30, 2018			December 24, 2017
(in thousands)	Consolidated	Lee Legacy	Pulitzer Inc.	Consolidated	Lee Legacy	Pulitzer Inc.
Operating revenue:
Advertising and marketing services	75,962	52,195	23,767	84,661	59,077	25,584
Subscription	46,268	31,972	14,296	48,269	32,913	15,356
Other	13,971	12,396	1,575	10,856	9,014	1,842
Total operating revenue	136,201	96,563	39,638	143,786	101,004	42,782
Operating expenses:
Compensation	47,038	35,286	11,752	51,619	39,008	12,611
Newsprint and ink	6,339	4,323	2,016	5,838	4,111	1,727
Other operating expenses	49,743	30,450	19,293	50,357	30,166	20,191
Depreciation and amortization	7,529	4,932	2,597	8,053	5,236	2,817
Assets loss (gain) on sales, impairments, and other	(100)	(100)	—	2	1	1
Restructuring costs and other	62	44	18	468	322	146
Total operating expenses	110,611	74,935	35,676	116,337	78,844	37,493
Equity in earnings of associated companies	2,129	699	1,430	2,383	864	1,519
Operating income	27,719	22,327	5,392	29,832	23,024	6,808
Non-operating income (expense), net	(12,487)	(15,995)	3,508	(14,195)	(16,948)	2,753
Income tax expense (benefit)	4,513	2,288	2,225	(19,690)	(23,163)	3,473
Net income	10,719	4,044	6,675	35,327	29,239	6,088

Adjusted EBITDA is a non-GAAP financial measure. Below is a reconciliation of adjusted EBITDA to net income, the most directly comparable measure under GAAP:

Net Income	10,719	4,044	6,675	35,327	29,239	6,088
Adjusted to exclude
Non-operating expenses (income), net	12,487	15,995	(3,508)	14,195	16,948	(2,753)
Income tax expense (benefit)	4,513	2,288	2,225	(19,690)	(23,163)	3,473
Equity in earnings of TNI and MNI	(2,129)	(699)	(1,430)	(2,383)	(864)	(1,519)
Depreciation and amortization	7,529	4,932	2,597	8,053	5,236	2,817
Assets loss (gain) on sales, impairments, and other	(100)	(100)	—	2	1	1
Restructuring costs and other	62	44	18	468	322	146
Stock compensation	463	463	—	519	519	—
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,601	1,066	1,535	3,159	1,535	1,624
Adjusted EBITDA	36,145	28,033	8,112	39,650	29,773	9,877

Supplemental cash flow information
Distributions from MNI and TNI	1,299	750	549	2,317	750	1,567
Capital expenditures	(1,002)	(752)	(250)	(1,103)	(890)	(213)
Pension contributions	(650)	—	(650)	(106)	(61)	(45)
Cash income tax payments	(21)	(20)	(1)	(110)	(1,976)	1,866
Interest income	124	(2,660)	2,784	96	(1,770)	1,866
Interest to be settled in cash	(12,256)	(9,463)	(2,793)	(13,650)	(10,165)	(3,485)
Debt financing and administrative costs	(8)	(8)	—	(4)	(4)	—